Exhibit 10.12

“Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.”

CONSULTING AGREEMENT

THIS AGREEMENT (“Agreement”) is effective on the Effective Date of 6 September 2021.

BETWEEN:

SOSNA & CO INC., a corporation incorporated under the laws of the Province of Ontario, Canada with its principal place of business at 277 Bridge St W Napanee, Ontario, Canada (hereinafter referred to as the “Contractor”)

- and -

Gelteq Pty Ltd, ACN 619 501 254, a body corporate with its
registered office located at, Level 7, 616 St Kilda Road, Melbourne, VIC, 3004.Austrtalia

(hereinafter referred to as the “Company”)

WHEREAS the Company has requested the Contractor to perform certain Services as hereinafter set forth and the Contractor has agreed to perform such Services on and subject to the terms and conditions hereinafter contained;

AND WHEREAS the Contractor recognizes that in order to fulfill Contractor’s obligations hereunder, the Company will entrust the Contractor with trade secrets and confidential information but only for the sole use and benefit of the Company;

AND WHEREAS the Company represents and warrants that it is a body corporate in good standing in the jurisdiction and the Company has the corporate authority to enter into this Agreement;

NOW THEREFORE in consideration of the mutual covenants and conditions as hereinafter contained, the parties hereto agree as follows:

1	Preamble

1.1	The preamble shall form part of these presents and avail as if recited at length herein.

2	Services, Warranties and Term

2.1	The Company retains the Contractor’s services and the Contractor accepts to provide to the Company services and professional advice relating to the partnering and/or licensing of Gelteq’s gel technology during the Term (as defined below), or such additional services as may be mutually agreed from time to time by the Chief Executive Officer of the Company (“CEO”) or by a senior officer designated by the CEO. The Term shall commence on the Effective Date and, subject to earlier termination or renewal, as applicable, as provided for below, will continue for the period of time indicated in Appendix A, until the end of such period (“Term”), without any further obligation, liability or indemnification by the Company to the Contractor, except for any unpaid undisputed Fees, or disbursements of properly incurred expenses at the termination or expiration of this Agreement.

2.2	The Contractor agrees to observe and comply with the Company’s rules and regulations with respect to the provision of the Services, and to carry out and perform the directives and policies communicated to Contractor from time to time by the Company.

2.3	In the providing of the Services pursuant to this Agreement, the Contractor undertakes to act in the best interests of the Company in a professional and ethical manner and comply with all reasonable guidelines, requirements and instructions provided by The Company concerning the provision of the Services.

3	Services, Warranties and Term

3.1	The Company retains the Contractor’s services, and the Contractor accepts to provide to the Company services and professional advice relating to the partnering/licensing of Gelteq’s technology (the “Services”) during the Term (as defined below), or such additional services as may be mutually agreed from time to time by the Chief Executive Officer of the Company (“CEO”) or by a senior officer designated by the CEO and the Contractor.

3.2	The Contractor warrants and represents to the Company that:

(a)	it has full capacity and authority to enter into this Agreement;
(b)	it has the necessary skills, experience and expertise to perform the Services in accordance with this Agreement;
(c)	it will liaise with and obtain instructions from The Company concerning the provision of the Services;
(d)	it has obtained all necessary and required licences, consents and permits to perform the Services

3.3	If the Contractor performs the Services (or any part of the Services) negligently or in breach of this Agreement or in a manner that is not satisfactory to the Company, then if requested by the Company, the Contractor will either, at the election of the Company re-perform the relevant part of the Services at no charge to the Company or waive its Fees in respect of those Services.

The Contractor must not sub-contract the provision of the Services under this Agreement without the prior written consent of the Company which may be withheld in its absolute discretion.

3.4	The Contractor agrees that it will, at all times, indemnify and keep indemnified and hold harmless, the Company from any and all loss (including economic and loss of profit, penalties imposed by The Company customers), liability, costs (including solicitor costs), penalties, fines, fees, charges or expenses suffered, incurred, paid or sustained by The Company arising directly or indirectly from:

(a)	any breach of this Agreement by the Contractor, or its employees, contractors or personnel; or
(b)	any act, omission, fraud, wilful misconduct or negligence of the Contractor, or its employees, contractors or personnel.

4	Fees and Billing

4.1	In exchange for the Services, the Contractor will be paid a fixed fee per month as indicated in Appendix A, or any other fee indicated in said Appendix, as applicable, for the duration of the Term (“Fees”).

4.2	Fees will be billed and paid in the currency indicated in Appendix A.

4.3	The Contractor shall invoice the Company for the Services on a monthly basis on the first of the month. The invoices shall contain a description of the Services rendered during that period.

4.4	The Company will pay the Contractor the undisputed monthly fee indicated in Appendix A following the receipt of the Contractor’s invoice.

4.5	The Contractor acknowledges that Contractor is not and shall not be considered as an employee of the Company and that Contractor will therefore not be entitled to receive from the Company any other benefit, remuneration, or retribution of any nature whatsoever other than the compensation provided for herein.

4.6	The Contractor shall, at Contractor’s own expense, be responsible for paying all taxes or charges, including income tax remittances and any other taxes, premiums, contributions or charges, statutory or otherwise, in connection with the provision of the Services under this Agreement.

4.7	The Contractor must obtain written approval of any expenses or costs it incurs, that are payable in addition to the Fees in relation to the Services, prior to incurring such expenses or costs. Reasonable business expenses previously approved by the Company and incurred by the Contractor in the performance of the Services that are not directly paid by the Company shall, upon submission of receipts or other appropriate supporting document, be reimbursed to the Contractor by the Company. All travel expenses will be discussed with the Company in advance of confirmation.

4.8	There is a tailing period defined in Appendix A (“Tailing Period”) following termination of this contract. During the tailing period, the Contractor is entitled to the fee schedule outlined in Appendix A (“Fees”) upon a successful deal between the Company and any Existing Customer or a New Customer.

5	Parties’ Relationship

5.1	This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture, principal/agency relationship or Company/employee relationship between the Parties. The Contractor is and will at all times remain an independent entity and is not and shall not represent to third parties to be an employee of the Company or an agent of the Company.

5.2	The Contractor acknowledges that the Contractor is not a subordinate nor an employee of the Company.

5.3	The Contractor agrees it will not act as an agent of the Company with respect to binding the Company on any matters with third parties.

6	Confidential Information

6.1	“Confidential Information” means any information pertaining to the Company and/or its subsidiaries, regardless of the format thereof (including information transmitted verbally), including, without limitation, any information relating to the Company’s operations and activities, its clients, employees, administration, finances, affairs, products, technologies, strategies or the marketing of new products or services provided by the Company. “Confidential Information” shall not apply to information currently known to the public or that becomes generally known to the public by means other than disclosure by the Contractor.

6.2	The Contractor undertakes, throughout the Term and for an unlimited term following termination of this Agreement (for any reason whatsoever), to refrain from directly or indirectly using, imparting or disclosing, in any manner whatsoever, any of the Company’s Confidential Information that is disclosed, entrusted or revealed to the Contractor by the Company, or to which the Contractor has access as a result of or in connection with this Agreement, other than (i) as may be necessary within the performance of Contractor’s authorized duties and responsibilities on behalf of the Company and for the Company’s benefit, or (ii) as Contractor may be so compelled by a court or by law. In the case of (ii) above, the Contractor shall promptly notify the Company in writing of any request to that effect in order to allow the Company to take the necessary measures to maintain the confidentiality of its Confidential Information. The Contractor undertakes to collaborate with the Company in that regard.

6.3	The Contractor agrees that all rights, including, without limitation, all intellectual and other proprietary rights, in and to any materials, data, or information, including computer programs and documentation related thereto, which have been provided by the Company to the Contractor in connection with the performance of any of the Services are owned and shall continue to be owned by the Company and/or its licensors. The Company shall have unrestricted access to all such materials, data and information. The Contractor shall deliver any or all such materials, data and information to the Company immediately upon the request of the Company.

7	Intellectual Property

7.1	“Intellectual Property Right”: means any right acknowledged or granted, now or in the future, including any extension of such a right, in accordance with any law of any country concerning copyrights, patents, trade-marks, trade secrets, secret processes, industrial designs, or any other provision of law or principle of civil or common law relating to intellectual property whether registered or unregistered; “Intellectual Property Right” includes any right pertaining to any registration application or the securing of any one of the above mentioned rights.

7.2	“Intellectual Property”: means all that is or can be protected under any Intellectual Property Right.

7.3	The Contractor acknowledges and agrees that the Company is the owner of any and all Intellectual Property Rights to any Intellectual Property that are, in whole or in part, discovered, invented, created, expressed in any material form (tangible or intangible), produced or implemented by the Contractor, whether acting alone, jointly or in collaboration with the Company or with any third party, (a) in the execution of this Agreement, (b) relating to the technology, activities or affairs of the Company, its clients or suppliers, and/or (c) using the Company’s equipment or facilities.

7.4	Notwithstanding the paragraph above, should the Contractor or any third parties or Contractor’s employees retained by or at the direction of Contractor (“Other IP Holders”) hold any Intellectual Property Rights to Intellectual Property contemplated in the above paragraph, whether by virtue of the law or otherwise, the Contractor hereby irrevocably assigns such Intellectual Property Rights to the Company, and Contractor shall cause the Other IP Holders to acknowledge in writing the Company’s sole and exclusive ownership any Intellectual Property Rights to Intellectual Property and to irrevocably assign such Intellectual Property Rights to the Company, and this assignment shall take effect as of the date on which those Intellectual Property Rights came to existence, and shall be effective throughout the world for the entire period that those Intellectual Property Rights are protected (including any extension of this term as may occur from time to time in any country) and shall not be subject to any restriction whatsoever, including any related to format, market sectors or any other restrictions affecting the scope of this assignment.

7.5	The Contractor irrevocably waives any moral rights that Contractor may claim with regards to Intellectual Property and Intellectual Property Rights contemplated in the preceding paragraphs, and Contractor shall cause the Other IP Holders to irrevocably waive any moral rights such Other IP Holders may claim in the same, to the fullest extent permitted by law in any country.

8	Confidentiality

8.1	The Contractor and the Company acknowledge that during the course of the performance of a Project, information of a confidential nature may be disclosed between the parties. Such information, excluding any information that a party could reasonably be expected to be provided to the other party as contemplated hereunder, shall be considered confidential information (“Confidential Information”).

8.2	Neither party has the right to disclose the Confidential Information of the other, in whole or in part, to any third party, and neither party will make use of the Confidential Information of the other for its own or a third party’s benefit or in any way use such Confidential Information other than for the purposes of performance of this Agreement without the prior written consent of the disclosing party.

8.3	Each party agrees to take all reasonable steps to protect the other’s Confidential Information from unauthorized use and/or disclosure.

8.4	The parties agree not to copy in whole or in part, any Confidential Information nor modify the same in any way without prior written consent from the other party.

8.5	Neither party will be liable to the other for the disclosure of Confidential Information if, as shown by clear and convincing evidence, the Confidential Information: (a) is generally known to the public at the time of disclosure by the disclosing party; or (b) becomes generally known to the public through no fault of the receiving party; or (c) was lawfully in the possession of the receiving party prior to signing this Agreement; or (d) is subject to applicable laws or a valid court order requiring disclosure of such Confidential Information.

8.6	In any judicial proceeding, it will be presumed that the Confidential Information in question constitutes protectable trade secrets of the disclosing party, and the receiving party shall bear the burden of proving that the Confidential Information was publicly or rightfully known or disclosed.

8.7	The confidentiality covenant contained in this Section 12 shall survive the termination of this Agreement for any cause whatsoever for an indefinite period after the termination of this Agreement.

9	Reasonableness of Restrictions and Company’s remedies

9.1	The Contractor acknowledges that the obligations contained in clauses 6, 7 and 8 of this Agreement are reasonable limitations considering the competitive context of the Company’s activities. The Contractor also acknowledges that the obligations set out in clauses 6, 7 and 8 of this Agreement are necessary in order to protect the Company’s legitimate interests and do not prevent the Contractor from earning a living by performing his art or trade.

9.2	The Contractor also acknowledges that should one of the undertakings in clauses 5, 6 and 7 be declared null, void, or unenforceable, the remaining undertakings or part of any undertaking shall remain in full force and effect and the null, void or unenforceable undertakings or part of any undertaking shall be replaced by legal undertakings or part of a undertaking carrying to the extent legally permissible, the intent of the Parties as to such null, void or unenforceable undertakings or part of an undertaking.

9.3	The Contractor acknowledges that failure on his part to comply with the undertakings set forth in clauses 6, 7 and 8 of this Agreement would cause the Company serious or irreparable harm likely to render any final judgment ineffective. Consequently, the Contractor acknowledges that, should any one of these undertakings be breached, the Company may immediately institute the appropriate proceedings in order to obtain a provisional, interlocutory or permanent injunction, without prejudice to its right to claim damages.

10	Publicity

10.1	The Contractor may use the Company’s name or mark and identify the Company as a client of the Contractor, on the Contractor’s website and/or marketing materials. The Contractor may issue a press release, containing the Company’s name, related to any award under this Agreement, provided that it obtains the Company’s prior written approval of such publication. Neither party will use the other party’s name or marks, refer to or identify the other party for any other reason, except as established in this section, without such other party’s written approval. Any approval required under this Section shall not be unreasonably withheld or delayed by either party.

11	Dispute Resolution

11.1	If a dispute arises out of or relates to this Agreement, a party must not commence any court or other proceedings relating to the dispute unless it has first complied with the following procedure:

(a)	the party claiming that a dispute has arisen must give written notice to the other party specifying the nature of the dispute;
(b)	on receipt of that notice by that other party, the parties must endeavour in good faith to resolve the dispute using informal dispute resolution techniques such as mediation, expert evaluation, arbitration or similar methods agreed by them;

11.2	Nothing in this Agreement will prejudice the right of a party to seek injunctive or declaratory relief in respect of a dispute or any matter arising under this Agreement.

12	Notices

12.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, registered/certified mail, or transmitted by email as follows:

ATTN: [*****]

Sosna + Co, Inc

277 Bridge St W Napanee, ONT Canada

K7R 3K8

Email: [*****]

Phone: [*****]

ATTN: Nathan Givoni

Gelteq Pty Ltd

Address: 647 Glenhuntly Rd, Caulfield Vic 3162

Email: [*****]

Phone: [*****]

13	Applicable Law

13.1	This Agreement shall be construed under the laws of New York, USA. The Parties hereby attorn to the non-exclusive jurisdiction of the courts New York, USA. If any provision of this Agreement be illegal or unenforceable under the laws of New York, such provision shall be considered to be deleted and the remainder of this Agreement shall continue in full force and effect.

14	Entire Agreement

14.1	This Agreement, any other undertakings or obligations the Contractor may have entered into, and the schedules hereto constitute the entire agreement between the parties and supersede any other agreement between the parties relating to the matters within.

15	Amendment

15.1	Any amendment to this Agreement must be in writing and properly executed by both parties.

16	Independent Legal Advice

16.1	The parties hereto each acknowledge hereto that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement and the parties hereto further acknowledge that they have each been advised to seek independent legal advice with respect to the same.

17	Injunctive Relief

17.1	The Company agrees that the Contractor may be irreparably damaged if any provision of this Agreement is not performed by Company in accordance with its terms. Accordingly, the Contractor shall be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement and may specifically enforce such provisions by an action instituted in a court having jurisdiction. The specific remedies are in addition to any other remedy to which the Contractor may be entitled to at law or in equity.

18	Remedies

18.1	No exercise of a specific right or remedy by any party precludes it from more prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

19	Severability

In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

20	Survival

20.1	The terms and provisions, covenants and conditions contained in clauses 3, 5, 8, 9, 12, 14, 20, 21, 23 and 25 shall remain in force, survive indefinitely and be binding upon the parties, their successors and their permitted assigns notwithstanding any expiration or other termination of this Agreement for any reason whatsoever.

21	Conflicts

21.1	If there is any conflict between the provisions of this Agreement and the Schedules hereto, the provisions of this Agreement shall prevail and the Schedules shall be deemed to have been amended accordingly.

22	Interpretation

22.1	The headings in this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement and are not to be considered an aid in interpretation. In this Agreement, words importing the singular include the plural and vice versa, and words importing the masculine gender include the feminine gender and vice versa.

23	Reasonableness

23.1	The Parties agree that the commitments made in the contract are reasonable and freely given.

24	Waiver

24.1	No term, covenant or condition of this Agreement is deemed to be waived by either party unless the waiver is in writing and properly executed by the party granting the waiver.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective on the Effective Date.

Sosna & Co Inc.		Gelteq Pty Ltd

Per:	/S/ Authorized Signatory	Per:	/S/ Nathan Givoni
Name:	Authorized Signatory	Name:	Nathan Givoni

Appendix A

SUPPLEMENTAL INFORMATION

Contractor:	Sosna & Co Inc.
Address:	277 Bridge St W Napanee, Ontario
E-mail:	[*****]
Effective Date:	August 23, 2021
Term:	12 months
Tailing Period:	In perpetuity and subject to the per transaction cap below.
Description of Services:	Business Development for the partnering and/or licensing of the Company’s gel technology
Fees:

$8,500.00 USD /month

plus

New Customer Success Payment Schedule

5% on the aggregate deal value from any secured new business transaction and only once the customer has fully paid the Company for any purchases that it has made

Maximum success fee of $1,000,000 USD to be paid per new product introduced by the Contractor

Currency of the Fees:	US Dollars
Payment Term of Invoices:	30 business days following the receipt of the Contractor’s invoice.
Notice (Termination for Convenience by either Party):	30 days

Acceptance by the Company

This Appendix A is accepted and agreed to by the Company for provision of the Services and outlined herein. The Company agrees to pay the Fees pursuant to the Fee Schedule.

Gelteq Pty Ltd.

Per:	/S/ Nathan Givoni
Name:	Nathan Givoni
Date:	9/7/2021

SOSNA & CO INC.

Per:	/S/ Authorized Signatory
Name:	Authorized Signatory
Date:	9/8/2021